Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated December 4, 2012, relating to the financial statements of TMM Holdings Limited Partnership, which includes an explanatory paragraph indicating that the financial information of the predecessor and successor periods is not comparable, and our report dated December 4, 2012, relating to the balance sheet of Taylor Morrison Home Corporation appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Phoenix, Arizona

December 4, 2012